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                                                                     EXHIBIT 2.3


                      AMENDMENT NO. 2 TO MERGER AGREEMENT


         This Amendment No. 2 (the "AMENDMENT"), made and entered into this 12th day of February 1996, is by and among AMRE, Inc., a Delaware corporation ("AMRE"), AMRE Acquisition, Inc., a Delaware corporation and a newly formed, wholly owned subsidiary of AMRE ("MERGER SUB"), and Facelifters Home Systems, Inc., a Delaware corporation (the "COMPANY"), which is the successor in interest, by way of merger, to Facelifters Home Systems, Inc., a New York corporation and amends that certain Agreement and Plan of Merger, made and entered into the 31st day of October 1995, by and among AMRE, Merger Sub and the Company, as amended on the 12th day of December, 1995 (the "MERGER AGREEMENT"). Capitalized terms used and not defined herein shall have the meanings assigned to them in the Merger Agreement.


                             PRELIMINARY STATEMENTS

         AMRE, Merger Sub and the Company desire to amend the Merger Agreement as set forth in this Amendment.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                             STATEMENT OF AMENDMENT

         1.      Amendatory Provisions.

         a. Section 3.2(a) to the Merger Agreement is amended and restated in its entirety to read as follows:

                          (a) The authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share (the "COMPANY PREFERRED STOCK"). As of October 15, 1995, there were 3,396,572 shares of Company Common Stock and no shares of Company Preferred Stock issued and outstanding. The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. All issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as disclosed in the Company Reports or the Company Disclosure Letter and except for the intended issuance by the Company of Company Options for up to 19,900 Shares, in the aggregate, to certain employees of the Company,
                 (i) there are no outstanding or authorized subscriptions, options, warrants, calls, rights (including
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                 any preemptive rights), commitments, or other agreements of any character whatsoever which obligate or may obligate the Company to issue or sell any additional shares of its capital stock or any securities convertible into or evidencing the right to subscribe for any shares of its capital stock or securities convertible into or exchangeable for such shares,
                 (ii) there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar plans or contracts or rights with respect to the Company or any of its subsidiaries which are effective as of the date hereof or which have been executed or agreed to as of the date hereof with an effective date after the date hereof, and (iii) there are no stockholders' agreements, voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of the Company or any of its subsidiaries to which the Company or any of its subsidiaries is or are a party which are presently effective or have been executed or agreed to as of the date hereof and provide for an effective date after the date hereof or to which any officer or director of the Company or any stockholder owned or controlled by such officer or director is or will be a party in accordance with the terms hereof.

         b. Section 3.7 to the Merger Agreement is amended and restated in its entirety to read as follows:

                          3.7 Absence of Certain Changes or Events. Except as disclosed in the Company Reports, and the Company Financial Statements, the Company Disclosure Letter or as required to effect the Reincorporation, and except in connection with the issuance of Company Options to purchase 19,900 Shares to certain employees of the Company and for changes arising from the public announcement of the transactions contemplated by this Agreement, since June 30, 1995, the Company has conducted its business only in the ordinary course of business and there has not been (i) any material change in the Company or any development or combination of developments of which any of its executive officers has actual knowledge which has resulted or is reasonably likely to result in a material adverse effect on the Company; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock, except for quarterly dividends paid and to be paid in accordance with the Company's past practice and at a level no greater than $0.005 per share; (iii) any material change in its accounting principles, practices or methods; (iv) any termination by the Company of the employment of any department head or officer of the Company or entered into (A) any written employment agreement or (B) any oral employment agreement not terminable without penalty by any party thereto upon 60 days notice; (v) any material increase in the rate of compensation or bonus payments payable or to become




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                 payable to any of the Company's officers or directors
                 (including, without limitation, any payment of or promise to pay any bonus or special compensation); (vi) any purchase, redemption, issuance, sale or other acquisition or disposition of any of its shares of capital stock or other equity securities, or agreement to do so, or any grant of any options, warrants or other rights to purchase or convert any obligation into any shares of the Company's capital stock or any evidence of indebtedness or other securities; (vii) any transaction between the Company and any Affiliate (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) of the Company; and (viii) any agreement entered into by the Company.

         c. Section 4.1(b) to the Merger Agreement is amended and restated in its entirety to read as follows:

                          (b)     The Company shall not, directly or
                 indirectly, do any of the following except as appropriate for the reincorporation of the Company in the State of Delaware:
                 (i) authorize for issuance, issue, sell, pledge, deliver, or agree or commit to issue, sell, pledge or deliver (whether through the issuance or grant of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any capital stock of the Company or securities or rights convertible into or exchangeable for, shares of capital stock or securities convertible into or exchangeable for such shares; (ii) pledge, dispose of or encumber, except in the ordinary course of business, any assets of the Company (including any indebtedness owed to it or any claims held by it); (iii) amend or propose to amend its Certificate of Incorporation or bylaws or similar organizational documents;
                 (iv) split, combine or reclassify any shares of its capital stock or declare, set aside or pay any dividend or distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock; (v) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any capital stock of the Company; (vi) transfer any assets or liabilities to any subsidiary; or (vii) authorize or propose any of the foregoing or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; provided, however, that nothing in this Section 4.1(b) shall prohibit the Company from issuing any capital stock of the Company upon the exercise of outstanding options nor prohibit the Company from granting to certain of the Company's employees, in the aggregate, Company Options for 19,900 Shares;

         d. Section 7.1(b) to the Merger Agreement is amended and restated in its entirety to read as follows:





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                          (b)     by either of the Boards of Directors of
                 Merger Sub or the Company if the Effective Time shall not have occurred within sixty (60) days after AMRE files its annual report on Form 10-K for the fiscal year ended December 31, 1995 with the Securities and Exchange Commission; provided, however, that the right to terminate under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

         2. Existing Agreement. Except as expressly amended hereby, all of the terms, covenants and conditions of the Merger Agreement (i) are ratified and confirmed, (ii) shall remain unamended and not waived and (iii) shall continue in full force and effect.

         3. Governing Law. This Amendment shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Delaware without giving effect to the principles of conflict of laws thereof.

         4.      Counterparts.  This Amendment may be executed in one or more
         counterparts.  5.      Enforceability.  If any provision of this
         Amendment shall be held to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity shall not invalidate the entire Amendment or the Merger Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Amendment and the Merger Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.


         IN WITNESS WHEREOF, AMRE, Merger Sub and the Company have caused this Amendment to be executed as of the date first written above.

                                        AMRE, INC.



                                        By:  /s/ ROBERT M. SWARTZ
                                            -----------------------------------
                                                 Name:  /s/ Robert M. Swartz
                                                       ------------------------
                                                 Title:  President and Chief
                                                         Executive Officer
                                                         ----------------------


                                        AMRE ACQUISITION, INC.



                                        By:  /s/ ROBERT M. SWARTZ
                                            -----------------------------------
                                                 Name:  /s/ Robert M. Swartz
                                                       ------------------------
                                                 Title:  President and Chief
                                                         Executive Officer
                                                         ----------------------





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                                        FACELIFTERS HOME SYSTEMS, INC.,
                                        a Delaware corporation



                                        By:  /s/ MARK HONIGSFELD
                                            -----------------------------------
                                                 Name: Mark Honigsfeld
                                                       ------------------------
                                                 Title:  Chief Executive
                                                         Officer
                                                         ----------------------





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